Exhibit 3.8

EXHIBIT A

POWERDYNE INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE SERIES A PREFERRED STOCK

I, James F. O’Rourke, Chief Executive Officer of Powerdyne International, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby make this Certificate of Designations under the corporate seal of the Corporation and hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolution:

RESOLVED, that there shall be a series of shares of the Corporation designated “Series A Preferred Stock”; that the number of shares of such series shall be 2,000,000, the par value shall be $.0001 per share and that the rights and preferences of such series (the “Series A Preferred”) and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1. Number of Shares. The number of shares constituting the Series A Preferred is hereby fixed at Two Million (2,000,000).

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Preferred shall be its par value of $.0001 per share.

3. Dividends. The holders of the Series A Preferred shall not be entitled to receive any dividends.

4. Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred shall not be entitled to receive any assets of the Corporation.

5. Voting Rights. Except as otherwise expressly required by law, each holder of Series A Preferred shall be entitled to vote on all matters submitted to holders of the Common Stock and shall be entitled to one thousand (1,000) votes for each share of Series A Preferred owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of the shareholders is solicited. Except as otherwise expressly required by law, the holders of shares of Series A Preferred shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

IN WITNESS WHEREOF, Powerdyne International, Inc. has caused this certificate of designation to be signed by James F. O’Rourke, its Chief Executive Officer on this 30th day of June, 2016.

POWERDYNE INTERNATIONAL, INC.

By:	/s/ James F. O’Rourke
Name:	James F. O’Rourke
Its:	Chief Executive Officer